As filed with the Securities and Exchange Commission on September 19, 2011

Registration No. 333-164812

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

China Security & Surveillance Technology, Inc.
(Exact name of registrant as specified in its Charter)

Delaware	98-0509431
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
13/F, Shenzhen Special Zone Press Tower, Shennan Road	518034
Futian District, Shenzhen, China	(Zip Code)
(Address of Principal Executive Offices)

2007 Equity Incentive Plan
(Full title of the plan)

Guoshen Tu	With a Copy to:
Chairman and CEO	Louis A. Bevilacqua, Esq.
13/F, Shenzhen Special Zone Press Tower Shennan Road	Pillsbury Winthrop Shaw Pittman LLP
Futian District, Shenzhen, China 518034	2300 N Street, N.W.
(Name and address of agent for service)	Washington, DC 20037

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]		Accelerated filer [ X ]
Non-accelerated filer [ ]	(Do not check if a smaller reporting company)	Smaller reporting company [ ]

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 is an amendment to the Registration Statement on Form S-8 (Reg. No. 333-164812) (the “Registration Statement”) of China Security & Surveillance Technology, Inc. (the “Company”). Effective as of September 16, 2011 (the “Effective Time”), pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of May 3, 2011, by and among Rightmark Holdings Limited, a British Virgin Islands company (“Parent”), Rightmark Merger Sub Limited, a Delaware corporation and a wholly owned, direct subsidiary of Parent (“Merger Sub”), the Company and Mr. Guoshen Tu (solely for the purpose of Section 6.15 of therein), Merger Sub merged with and into the Company with the Company being the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”) and each issued and outstanding shares of common stock of the Company, other than certain excluded shares, was converted into the right to receive $6.50 per share in cash, without interest. As a result of the Merger, the offerings under the Registration Statement have been terminated. In accordance with the undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement which remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Shenzhen, People’s Republic of China, on this 19th day of September, 2011.

CHINA SECURITY & SURVEILLANCE
TECHNOLOGY, INC.

By: /s/ Guoshen Tu
Name: Guoshen Tu
Title: Chairman and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.